Exhibit 13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 24, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to the Board of Trustees and Participants of Stock Account, Global Equities Account, Growth Account, Equity Index Account, Bond Market Account, Inflation-Linked Bond Account, Social Choice Account and Money Market Account, constituting the College Retirement Equities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 24, 2009